EXHIBIT 4.10

FORM OF PRIVATE PLACEMENT MEMORANDUM
Memorandum No. _________A

CONFIDENTIAL PRIVATE PLACEMENT OFFERING MEMORANDUM
American Bio Medica Corporation
$1,500,000 (U.S. Dollars)

$750,000 10% Subordinated Convertible Debentures, Series A due 2012
$750,000 10% Subordinated Convertible Debentures, Series B due Four (4) Years from Issuance

These subordinated convertible debentures (“Debentures”) are being offered by American Bio Medica Corporation (the “Company”) in denominations of $500, or integral multiples thereof, with a minimum subscription of $10,000 and integral multiples of $500 in excess of $10,000. Holders of Debentures due 2012 (the “Series A Debentures”) may convert their Debentures into shares of our common stock at a conversion rate of 666.67 shares per $500 principal amount of Debentures (representing a conversion price of approximately $0.75 per share); the conversion price for the Debentures due four years from issuance (the “Series B Debentures”) will be established by the Company if, as and when the Series B Debentures are offered for sale. The right of conversion may be exercised at any time after the earlier of (a) one hundred twenty (120) days after the date hereof or (b) the effective date of a registration statement filed by the Company with respect to the Debentures. Each Debenture bears an interest rate of 10% per annum, computed on the basis of a year of 365 or 366 days, as applicable, for the actual number of days elapsed, and shall be payable semiannually in arrears, in such coin or currency described above, on the first business days of January and July of each year.  Cantone Research, Inc., (the “Placement Agent”) will act as the Company’s placement agent in the offering of the Debentures.

PURCHASE OF THE DEBENTURES IS SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK (SEE “RISK FACTORS”).

THE INFORMATION CONTAINED HEREIN HAS BEEN PREPARED TO ASSIST INTERESTED PARTIES IN MAKING THEIR OWN EVALUATION OF AMERICAN BIO MEDICA CORPORATION AND DOES NOT PURPORT TO CONTAIN ALL OF THE INFORMATION THAT A PROSPECTIVE INVESTOR MAY REQUIRE. FOR FURTHER INFORMATION, PROSPECTIVE INVESTORS ARE ENCOURAGED TO REVIEW AMERICAN BIO MEDICA CORPORATION’S PERIODIC AND CURRENT REPORTS FILED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION. FURTHERMORE, INTERESTED PARTIES SHOULD CONDUCT THEIR OWN INVESTIGATION AND ANALYSIS OF AMERICAN BIO MEDICA CORPORATION AND THE DATA SET FORTH IN THIS CONFIDENTIAL MEMORANDUM AND IN AMERICAN BIO MEDICA CORPORATION’S FILINGS WITH THE COMMISSION.

THE DEBENTURES ARE NOT RATED, AND NO APPLICATION WILL BE MADE TO OBTAIN A RATING THEREON.  PURCHASE OF THE DEBENTURES SHOULD ONLY BE MADE BY INVESTORS WHO (A) CAN BEAR THE ECONOMIC RISK OF THE DEBENTURES, (B) HAVE SUCH KNOWLEDGE AND EXPERIENCE IN BUSINESS AND FINANCIAL MATTERS AS TO BE CAPABLE OF EVALUATING THE RISKS AND MERITS OF THE DEBENTURES, (C) ACKNOWLEDGE THAT THE DEBENTURES ARE SUITABLE ONLY FOR INCLUSION IN A DIVERSIFIED PORTFOLIO OF HIGH YIELD, HIGH RISK SECURITIES, AND (D) HAVE UNDERTAKEN THE RESPONSIBILITY FOR OBTAINING ALL INFORMATION THAT IS DEEMED NECESSARY AND DESIRABLE TO FORM A DECISION TO PURCHASE THE DEBENTURES

THE COMMISSION DOES NOT PASS UPON THE MERITS OF, OR GIVE ITS APPROVAL TO THE DEBENTURES OFFERED OR THE TERMS OF ANY OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY MEMORANDUM OR OTHER SELLING LITERATURE. THE DEBENTURES ARE OFFERED IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

THE DEBENTURES ARE OFFERED SUBJECT TO PRIOR SALE WHEN, AS AND IF DELIVERED TO AND ACCEPTED BY THE COMPANY AND SUBJECT TO APPROVAL OF CERTAIN LEGAL MATTERS BY COUNSEL AND TO CERTAIN OTHER CONDITIONS. THE COMPANY RESERVES THE RIGHT TO WITHDRAW, MODIFY OR CANCEL THE OFFERING WITHOUT NOTICE AND TO REJECT SUBSCRIPTIONS IN WHOLE OR IN PART.

THIS MEMORANDUM IS SUBMITTED IN CONNECTION WITH THE PRIVATE PLACEMENT OF THE DEBENTURES AND MAY NOT BE REPRODUCED OR USED FOR ANY OTHER PURPOSE. THOSE PERSONS NOT PURCHASING DEBENTURES MUST RETURN THE MEMORANDUM TO THE PLACEMENT AGENT.

BECAUSE AN INVESTMENT IN THE OFFERING INVOLVES A HIGH DEGREE OF RISK, IT IS SUITABLE ONLY FOR THOSE INVESTORS THAT ARE “ACCREDITED INVESTORS”, AS DEFINED BY RULE 501 OF THE SECURITIES AND EXCHANGE COMMISSION.

NO OFFERING LITERATURE OR ADVERTISING IN ANY FORM SHALL BE EMPLOYED IN THE OFFERING EXCEPT TO THE EXTENT AUTHORIZED BY THE COMPANY. NO PERSON, INCLUDING BUT NOT LIMITED TO THE PLACEMENT AGENT, HAS BEEN AUTHORIZED TO GIVE INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.

PROSPECTIVE INVESTORS ARE NOT TO CONSTRUE THE CONTENTS OF THE MEMORANDUM AS EITHER LEGAL, BUSINESS OR TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT HIS OR HER PERSONAL COUNSEL, ACCOUNTANT OR OTHER ADVISORS AS TO LEGAL, TAX, ECONOMIC AND RELATED MATTERS CONCERNING AN INVESTMENT IN THE COMPANY AND ITS SUITABILITY FOR HIM OR HER.

THE OFFICERS OF THE COMPANY SHALL MAKE AVAILABLE TO EACH PROSPECTIVE INVESTOR OR HIS REPRESENTATIVE, PRIOR TO THE SALE OF THE DEBENTURES TO SUCH PROSPECTIVE INVESTOR, THE OPPORTUNITY TO ASK QUESTIONS OF, AND RECEIVE ANSWERS FROM, THEM AND ANY OTHER PERSON AUTHORIZED TO ACT ON THEIR BEHALF CONCERNING ANY ASPECT OF THE INVESTMENT. PROSPECTIVE INVESTORS MAY VERIFY THE ACCURACY OF THE INFORMATION CONTAINED IN THE MEMORANDUM TO THE EXTENT THAT THE COMPANY POSSESSES SUCH INFORMATION OR CAN ACQUIRE IT WITHOUT UNREASONABLE EFFORT OR EXPENSE.

SALES OF THE DEBENTURES CAN BE CONSUMMATED ONLY BY THE COMPANY’S ACCEPTANCE OF OFFERS TO PURCHASE DEBENTURES THAT ARE TENDERED TO THE COMPANY BY PROSPECTIVE INVESTORS.

NEITHER THE DELIVERY OF THIS MEMORANDUM NOR ANY SALE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE COMPANY’S AFFAIRS SINCE THE DATE HEREOF.  THIS MEMORANDUM DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING THE SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION.

FORWARD LOOKING STATEMENTS

Except for the historical information contained in this Confidential Memorandum, the matters discussed in this Memorandum or otherwise incorporated by reference into this Memorandum are “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These statements can be identified by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” or “anticipates” or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. The safe harbor provisions of the Exchange Act, the Securities Act and the Private Securities Litigation Reform Act of 1995, as amended, apply to forward-looking statements made by the Company. These forward-looking statements involve risks and uncertainties, including those identified within the “Risk Factors” section of this Memorandum and elsewhere in, or incorporated by reference into, this Memorandum. Although our management believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, we cannot assure investors that these expectations will prove correct, and the actual results that we achieve may differ materially from any forward-looking statements, due to such risks and uncertainties.

These forward-looking statements are based on current expectations, and we assume no obligation to update this information. Readers are urged to carefully review and consider the various disclosures made by us in this Memorandum that attempt to advise interested parties of the risks and factors that may affect the Company’s business. Each prospective investor must make his or her own evaluation of the merits and risks of a purchase of the Debentures.

All inquiries regarding us should be made through the contacts listed below.

For further information, please call or E-mail:

Stan Cipkowski	(800) 227-1243
American Bio Medica Corporation	scipkowski@abmc.com

Anthony J. Cantone	(732) 450-3500
Cantone Research Inc.	ajcantone@cantone.com

TABLE OF CONTENTS

SUMMARY OF OFFERING TERMS

Issuer:	American Bio Medica Corporation

Issue/Maturity:	Series A: A minimum of $250,000 and a maximum of $750,000 subordinated convertible debentures to mature July 1, 2012

Series B – A minimum of $250,000 and a maximum of $750,000 subordinated convertible debentures to mature fours years from the date of issuance

Investors:	Purchasers must qualify as Accredited Investors

Closing Date expected:
The Closing Date of the Series A offering is expected to occur no later than 14 days after the Company and the Placement Agent execute the definitive Debenture Purchase Agreement relating to the Series A Debentures (the “DPA”).

Debenture price:	$10,000 and integral multiples of $500 in excess of $10,000

Frequency of Interest:
Interest on the Series A Debentures is payable by the Company to Holders semiannually in cash, beginning on or about January 1, 2009. Interest on the Series B Debentures will be payable by the Company to the Holders semiannually in cash, beginning on or about six months from the date of issuance.

Interest rate:	10% simple interest (20%, but not exceeding the highest rate allowable by law, in event of default)

Conversion rate:	Each $500 in principal amount of the Debentures is convertible into 666.67 shares of common stock representing a conversion price of approximately $0.75 per share.

Adjustment of Conversion Price:
The conversion price is subject to adjustment in the event that the closing price of the Company’s Common Stock exceeds $0.75 per share on the Closing Date, in which case the conversion price will be an amount equal to one hundred twenty five (125%) percent of such price

Registration:
The Company is expected to register the underlying shares within eight months of the completion of the Series A offering. Such registration would include a Series B offering if undertaken. Registration shall be subject to a $250,000 minimum sale under the Series A offering

Call provision:
Series A Debentures: If the closing price of the Company’s Common stock exceeds $2.00 per share for twenty consecutive trading days, the Series A Debentures are subject to redemption by the Company, upon 60 days notice, at a price equal to par value plus $0.05 per underlying share, or $525 per $500 of principal amount of the Debentures.  Upon such redemption notice, the Debenture Holder may elect to accept the redemption price or convert to Common Stock

Series B Debentures: If the closing price of the Company’s Common Stock exceeds twice the price per share established by the Company for the conversion of the Series B Debentures for twenty consecutive trading days, the Series B Debentures will be subject to redemption by the Company, upon 60 days notice, at a price equal to par value plus $0.05 per underlying share, or $525 per $500 of principal amount of the Debentures. Upon such redemption notice, the Debenture Holder may elect to accept the redemption price or convert to Common Stock

Future Offerings:
The Company shall provide reasonable prior written notice to any Debenture Holder, through the Placement Agent as its agent, of any new offering of securities undertaken by the Company, and Debenture Holders will have an opportunity to participate in such offering, if qualified

Additional Covenants:	The Debentures will contain provisions prohibiting the Company from issuing variable priced debt or variable priced equity linked Securities

Documentation Counsel:	To be selected by the Placement Agent. Reasonable fees to be paid by the Company

Placement agent fee:
7% of the gross principal amount of Debentures places by the Placement Agent and accepted by the Company. No cash commission shall be paid to the Placement Agent on subscriptions and monies received from investors as a result of the Company’s efforts

Placement agent fee shall be payable within five days of month end in which Debentures were placed, or upon completion of the initial Series A offering, if applicable, and upon completion of the Series B “second” offering, if applicable

The Placement Agent shall receive warrants to purchase shares of the Company’s Common Stock as follows:

Within thirty (30) days following the Series A Completion Date (as defined in the DPA), the Company shall issue the Placement Agent, in respect of each $500.00 in principal amount of Series A Debentures placed by the Placement Agent (which placement was accepted by the Company), warrants exercisable within four (4) years of the issuance date thereof, to purchase 50 shares of the Company's common stock (the "Warrants").  The exercise price under the Warrants shall be: (i) with respect to all Series A Debentures placed by the Placement Agent (which placement was accepted by the Company) on or as of the Closing Date (as defined in the DPA), a price equal to the publicly traded closing price of the shares of the Company's common stock on the Closing Date; and (ii) with respect to all Series A Debentures placed by the Placement Agent (which placement was accepted by the Company) on or as of any date after the Closing Date through and including the Series A Completion Date, a price equal to the publicly traded closing price of the shares of the Company's common stock on the Series A Completion Date ...

Due diligence/legal fee:	A due diligence fee of $15,000 and a retainer fee of $5,000 for the Placement Agent’s counsel has previously been paid by the Company to the Placement Agent

In addition, the Company will reimburse the Placement Agent for actual out-of-pocket expenses (not in excess of $5,000) and additional (in excess of $5,000, but not in excess of an additional $5,000) reasonable fees and expenses of the Placement Agent’s legal counsel.  As soon as practicable after the Series A Completion Date, the Placement Agent will provide the Company with an accounting of its actual out-of-pocket expenses, and its legal counsel will provide the Company with a statement for any reasonable fees and expenses in excess of $5,000, and the Company agrees to promptly pay the same.

If the Series B placement is completed under this same offering, there shall be no additional due diligence fees due to the Placement Agent by the Company

SUMMARY FACT SHEET
(Information as of July 3, 2008)

Recent Stock Price	$0.60 (average closing price)
52 week range	$1.43 - $0.33
Average Daily Volume(1)	24,842
Shares Outstanding(2)	21,744,768
Market Cap	approximately $10.5M
Net Sales in FYE 12-31-07	$13,872,000
Net sales in QE 3-31-08	$ 3,299,000
Stockholders Equity as of 3-31-08

1)	Represents trading for the period from May 3, 2008 to July 3, 2008.
2)
Excludes 3,768,080 shares of common stock issuable upon the exercise of outstanding stock options, 150,000 shares of common stock issuable upon the exercise of outstanding warrants, up to 150,000 shares of common stock issuable upon the exercise of warrants issued to the Placement Agent in connection with this Offering and excludes any shares of common stock issuable upon the conversion of the Debentures issued as a result of this Offering.

GENERAL SUMMARY

The following summary is qualified in its entirety by more detailed information and financial statements appearing elsewhere in this Confidential Memorandum. An investment in the Debentures offered by this Memorandum involves a high degree of risk. Investors should carefully consider the information set forth under the section titled “Risk Factors”. Unless the context otherwise requires, “Us”, “We” and “Our” refer to American Bio Medica Corporation.

We were incorporated on April 2, 1986 under the laws of the State of New York under the name American Micro Media, Inc. On September 9, 1992, we filed an amendment to our Certificate of Incorporation to change our name to American Bio Medica Corporation. Our principal business office is located at 122 Smith Road, Kinderhook, New York, 12106. We also have a research & development (“R&D”) and production facility located at 603 Heron Drive, Unit #3, Logan Township, New Jersey, 08085.

We develop, manufacture and sell immunoassay diagnostic test kits, primarily for immediate, point of collection testing (“POCT”) for drugs of abuse in urine and oral fluids (saliva). Our drugs of abuse screening products offer employers, law enforcement, government, health care, laboratory and education professionals, self-contained, cost effective, user friendly screening devices capable of accurately identifying drugs of abuse within minutes.

In addition to the manufacture and sale of drugs of abuse screening products, we provide contract strip manufacturing services for other POCT diagnostic companies. While we do not currently derive a significant portion of our revenues from contract manufacturing, we expect to continue to explore additional applications for our technology and as a result, contract manufacturing could become a greater portion of our revenues in the future.

In 2007 we reported net sales of $13,872,000, compared to net sales of $13,838,000 in 2006.

RISK FACTORS

THE COMPANY’S SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. PROSPECTIVE PURCHASERS OF THE DEBENTURES SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS AS WELL AS OTHER INFORMATION SET FORTH IN THIS MEMORANDUM AND OTHER INFORMATION CONTAINED IN THE COMPANY’S REPORTS FILED WITH THE COMMISSION.

WE HAVE A HISTORY OF INCURRING NET LOSSES.

Since inception in 1992 through the fiscal transition period ending December 31, 2001, we incurred net losses. We began earning profits in the fiscal year ending December 31, 2002 and continued to be profitable through December 31, 2004. However, in the fiscal year ending December 31, 2005, we incurred a net loss of $376,000. In the fiscal year ending December 31, 2006, we reported net income of $196,000, and in the fiscal year ending December 31, 2007, we incurred a net loss of $990,000. As of December 31, 2007, we have an accumulated deficit of $14,388,000. We expect to continue to make substantial expenditures for sales and marketing, product development and other purposes. Our ability to achieve profitability in the future will primarily depend on our ability to increase sales of our products, reduce production and other costs and successfully introduce new products and enhanced versions of our existing products into the marketplace. There can be no assurance that we will be able to increase our revenues at a rate that equals or exceeds expenditures. Our failure to do so will result in our incurring additional losses.

QUALIFIED AUDITORS’ OPINION

The Company’s financial statements for the fiscal year ended December 31, 2007 have been prepared assuming the Company will continue as a going concern. However, as noted in the report of UHY LLP approving these financial statements, in 2007 the Company suffered a significant net loss, generated negative cash flows from operations, and at December 31, 2007 was not in compliance with certain financial covenants required under its line of credit obligation. In our auditor’s opinion, these factors raise substantial doubt as to the Company’s ability to continue as a going concern.

WE MAY NEED ADDITIONAL FUNDING FOR OUR EXISTING AND FUTURE OPERATIONS.

On April 30, 2008, our principal lender, First Niagara Financial Group (“FNFG”), gave notice that the Company was in violation of its minimum debt service ratio covenant, so that FNFG has the right to declare all obligations of the Company to FNFG immediately due and payable.  The total amount of these obligations outstanding as of April 30, 2008 was $1,897,347.43.  As of May 22, 2008, the Company has entered into a forbearance agreement with FNFG that will expire July 31, 2008 (the “Forbearance Agreement”).

Pursuant to the Forbearance Agreement, FNFG will reduce its total lending commitment on the Company’s lines of credit from $875,000 to $750,000.  The aggregate outstanding balance on these lines of credit was $723,148.95 as of April 30, 2008.  FNFG’s continued forbearance for the term of the Forbearance Agreement is contingent upon the Company’s compliance with reduced minimum net worth and minimum net working capital covenants set froth in the FNFG loan documents, and is further contingent upon the Company showing a net loss no greater than $225,000 at April 30, 2008, $200,000 at May 31, 2008 and $175,000 at June 30, 2008.  The Company expects that it will be able to satisfy these contingencies, and that FNFG will agree to extend its forbearance upon expiration of the Forbearance Agreement, but there can be no assurance that the Company’s cash flow from operations will be sufficient for that purpose.  A copy of the Forbearance Agreement is available for inspection at the office of the Company upon request.

Management recognizes that cash generated from operations will likely be insufficient to satisfy the Company’s working capital and capital expenditure requirements, and that the Company is required to sell additional equity or obtain additional credit facilities in order to continue as a going concern. The Company believes that the proceeds of this Debenture Offering, together with its current cash balances, and cash generated from future operations, will be sufficient to fund operations for the next twelve months. This estimate is based on certain assumptions, including that sales of Debentures will yield at least $1,000,000 for working capital.  There can be no assurance that the Offering will be successful, or that unanticipated costs will not be incurred. Future events, including the problems, delays, expenses and difficulties which may be encountered in establishing and maintaining a substantial market for our products, could make cash on hand insufficient to fund operations.

WE RELY ON A SINGLE CUSTOMER FOR A SIGNIFICANT PERCENTAGE OF OUR SALES.

One of our customers accounted for approximately 9.3% of the total sales of the Company for the fiscal year ended December 31, 2007. Although we have entered into a written purchase agreement with this customer, this customer does not have any minimum purchase obligations and could stop buying our products with 90 days notice. A reduction, delay or cancellation of orders from this customer or the loss of this customer could reduce the Company’s revenues and profits. The Company cannot provide assurance that this customer or any of its current customers will continue to place orders, that orders by existing customers will continue at current or historical levels or that the Company will be able to obtain orders from new customers.

ALTHOUGH THE COMPANY WILL ENTER INTO A REGISTRATION AGREEMENT WITH EACH PURCHASER OF DEBENTURES, THE SHARES INTO WHICH THE DEBENTURES ARE CONVERTIBLE MAY NEVER BE REGISTERED.

Pursuant to the Registration Agreement to be entered into with each purchaser of Debentures, the Company will undertake to use commercially reasonable efforts to prepare and file with the SEC, no later than eight (8) months following the completion of the Series A Debenture Offering, an effective Registration Statement on Form S-3 registering the Shares for resale by the Holder, subject to the requirement that the gross proceeds of the Series A Offering exceed $250,000. There can be no assurance that this threshold can be met.  Furthermore, there can be no assurance, despite the best efforts of the Company, that the SEC will accept such Registration Statement for filing, in which case the Shares would be subject to restrictions on sale or transfer, and could only be sold in compliance with Rule 144 of the Securities Act.

IF WE FAIL TO MEET THE CONTINUED LISTING REQUIREMENTS OF THE NASDAQ CAPITAL MARKET, OUR SECURITIES COULD BE DELISTED.

Our securities are listed on the NASDAQ Capital Market. The NASDAQ Stock Market's Marketplace Rules impose requirements for companies listed on the NASDAQ Capital Market to maintain their listing status, including but not limited to minimum common share bid price of $1.00, and  $2,500,000 in shareholders' equity or $500,000 in net income in the last fiscal year. As of the date of this Offering Memorandum our common shares are trading below the minimum bid requirement and our common shares have traded at levels lower than the minimum bid requirement within the last twelve months (see Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on November 13, 2007). On May 13, 2008, we received a 180-day extension, or until November 10, 2008, from NASDAQ to regain compliance with the $1.00 minimum bid price rule. Continued failure to meet the minimum bid requirements may result in delisting of the Company’s securities, which, in turn could have an adverse effect on the marketability of the Debentures and the Shares.

Delisting could reduce the ability of investors to purchase or sell our securities as quickly and as inexpensively as they have done historically and could subject transactions in our securities to the penny stock rules. Furthermore, failure to obtain listing on another market or exchange may make it more difficult for traders to sell our securities. Broker-dealers may be less willing or able to sell or make a market in our securities because of the penny stock disclosure rules. Not maintaining a listing on a major stock market may result in a decrease in the trading price of our securities due to a decrease in liquidity and less interest by institutions and individuals in investing in our securities. Delisting from the NASDAQ Capital Market would also make it more difficult for us to raise capital in the future.

OUR PRODUCTS ARE SOLD IN LIMITED MARKETS AND THE FAILURE OF ANY OF THEM TO ACHIEVE AND CONTINUE TO ACHIEVE WIDESPREAD MARKET ACCEPTANCE WOULD SIGNIFICANTLY HARM OUR RESULTS OF OPERATION.

We offer a number of point of collection tests for drugs of abuse that are sold in limited markets, and we currently derive most of our revenues from sales of our point of collection tests for drugs of abuse. Based upon actual results in 2007 and given current levels of operating expenses, we must achieve approximately $4.1 million in quarterly revenues to attain break-even results of operations. In addition, the markets in which we sell our products are cost competitive. If we are required to lower our prices to our customers, our revenue levels could be negatively impacted which would adversely affect our gross profit margins.  If our products do not achieve and maintain this level of revenue, or maintain certain gross profit margins, our results of operations would be significantly harmed.

We began selling our RDS and Rapid One point of collection tests for drugs of abuse in 1996, later than most of our primary competitors. Achieving continued market acceptance for our drug tests requires substantial marketing efforts and the expenditure of significant funds to inform potential customers and distributors of the distinctive characteristics, benefits and advantages of our test kits. A number of our products have only recently been introduced in the marketplace, with our most recent additions being the Rapid TOX introduced in July 2005 and the OralStat EX, the Rapid STAT and the Rapid TOX Cup all introduced in 2007. We have no history upon which to base market or customer acceptance of these products. Introduction of these new products has required, and may continue to require substantial marketing efforts and costs.

WE RELY ON THIRD PARTIES FOR RAW MATERIALS USED IN OUR DRUGS OF ABUSE PRODUCTS AND IN OUR CONTRACT MANUFACTURING PROCESSES.

We currently have approximately 85 suppliers who provide us with the raw materials necessary to manufacture our point of collection drug testing strips and our point of collection tests for drugs of abuse. For most of our raw materials we have multiple suppliers, but there are a few chemical raw materials for which we only have one supplier.  The loss of one or more of these suppliers, the non-performance of one or more of their materials or the lack of availability of raw materials could suspend our manufacturing process related to our drugs of abuse products. This interruption of the manufacturing process could impair our ability to fill customers’ orders as they are placed, which would put us at a competitive disadvantage.

Furthermore, we rely on a number of third parties for supply of the raw materials necessary to manufacture the test components we supply to other diagnostic companies under contract manufacturing agreements. For most of these raw materials we have multiple suppliers, however, there are a few chemical raw materials for which we only have one supplier. The loss of one or more of these suppliers could suspend the strip manufacturing process and this interruption could impair our ability to perform contract manufacturing services.

WE HAVE A SIGNIFICANT AMOUNT OF RAW MATERIAL AND “WORK IN PROCESS” INVENTORY ON HAND THAT MAY NOT BE USED IN THE NEXT TWELVE MONTHS IF THE EXPECTED CONFIGURATION OF SALES ORDERS IS NOT RECEIVED AT OUR PROJECTED LEVELS.

At December 31, 2007 we had approximately $2.3 million in raw material components for the manufacture of our products. The non-chemical raw material components may be retained and used in production indefinitely and the chemical raw materials components have lives in excess of 20 years. In addition to the raw material inventory, we have approximately $2.5 million in manufactured testing strips, or other “work in process” inventory at December 31, 2007. The components of this work in process inventory have lives of 12-24 months. If sales orders received are not for devices that would utilize the raw material components, or if product developments make the raw materials obsolete, we may be required to dispose of the unused raw materials. Beginning in 2004, we established a reserve for obsolete or slow moving inventory. In late 2005, we increased this reserve to $250,000.  There can be no assurance that this reserve will be adequate for 2008.

 WE FACE SIGNIFICANT COMPETITION IN THE DRUG TESTING MARKET AND POTENTIAL TECHNOLOGICAL OBSOLESCENCE.

We face competition from other manufacturers of point of collection tests for drugs of abuse. Manufacturers such as Varian, Inc., Medtox Scientific, Inc., Biosite Diagnostics and OraSure Technologies, Inc. are better known and some have far greater financial resources than we do. In addition to these competitors there are a number of smaller privately held companies as well as foreign manufacturers that compete with us.

WE DEPEND ON KEY PERSONNEL TO MANAGE OUR BUSINESS EFFECTIVELY.

We are dependent on the expertise and experience of our senior management such as Stan Cipkowski, Chief Executive Officer, Martin Gould, Chief Scientific Officer and Todd Bailey, Vice President, Sales & Marketing for our future success. The loss of Messrs. Cipkowski, Gould or Bailey could negatively impact our business and results of operations. We currently maintain key man insurance for Messrs. Cipkowski and Gould. Although we have employment agreements in place with Messrs. Cipkowski and Gould there can be no assurance that any of our senior management will continue their employment.

ANY ADVERSE CHANGES IN OUR REGULATORY FRAMEWORK COULD NEGATIVELY IMPACT OUR BUSINESS.

Approval from FDA is not currently required for the sale of our products in non-clinical markets, but is required in the clinical and over-the-counter (“OTC”) markets. Although our point of collection drug tests have met FDA requirements for professional use, we have not obtained OTC clearance or a waiver under the Clinical Laboratory Improvement Amendments of 1988 (“CLIA“) from FDA. The workplace and government/corrections/law enforcement markets are currently our primary markets and if any additional FDA clearance is required to sell in these markets, this additional cost may cause us to raise the price of our products, making it difficult to compete with other point of collection products or laboratory based testing, thereby negatively impacting our revenues. Furthermore, there can be no assurance that, if we are required to apply for additional FDA clearances, they will be granted.  If such clearances are not granted, we would be unable to sell our products in the workplace and government/corrections/law enforcement markets, and our revenues would suffer. Although we are currently unaware of any changes in regulatory standards related to any of our markets, if regulatory standards were to change in the future, there can be no assurance that FDA will grant us the approvals, if and when we apply for them, required to comply with the changes.

WE RELY ON INTELLECTUAL PROPERTY RIGHTS, AND WE MAY NOT BE ABLE TO OBTAIN PATENT OR OTHER PROTECTION FOR OUR TECHNOLOGY, PRODUCTS OR SERVICES.

We rely on a combination of patent, copyright, trademark and trade secret laws, confidentiality procedures and contractual provisions to protect our proprietary technology, products and services. We also believe that factors such as the technological and creative skills of our personnel, new product developments, frequent product enhancements and name recognition are essential to establishing and maintaining our technology leadership position. Our personnel are bound by non-disclosure agreements. If personnel leave our employment, in some cases we would be required to protect our intellectual property rights pursuant to common law theories, which may be less protective than provisions of employment, non-competition or non-disclosure agreements.

We seek to protect our proprietary products under trade secret and copyright laws, which afford only limited protection. We currently have a total of 25 U.S. and foreign patents relating to the RDS, Rapid One and OralStat products. We have additional patent applications pending in the United States and other countries, related to our point of collection drug tests. We have trademark applications pending in the United States. Certain trademarks have been registered in the United States and in other countries. There can be no assurance that the additional patents and/or trademarks will be granted or that, if granted, they will withstand challenge.

Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain information that we regard as proprietary. We may be required to incur significant costs to protect our intellectual property rights in the future. In addition, the laws of some foreign countries do not ensure that our means of protecting our proprietary rights in the United States or abroad will be adequate. Policing and enforcement against the unauthorized use of our intellectual property rights could entail significant expenses and could prove difficult or impossible.

POTENTIAL ISSUANCE AND EXERCISE OF NEW OPTIONS AND WARRANTS AND EXERCISE OF OUTSTANDING OPTIONS AND WARRANTS COULD ADVERSELY AFFECT THE VALUE OF OUR SECURITIES.

As of the date of this Memorandum, there were 3,768,080 options issued and outstanding under the Company’s Stock Option Plans. In the fiscal year ended December 31, 2005, the Company’s Board of Directors accelerated the vesting periods of all outstanding options not yet fully vested to vest 100% on December 14, 2005. As of December 31, 2007 3,968,080 options were exercisable. As of the date of this Memorandum, there were 9,500 options available for issuance under the Fiscal 2000 Plan and 739,420 options available for issuance under the Fiscal 2001 Plan.

As of the date of this Memorandum, there were 150,000 warrants outstanding and exercisable. On December 2, 2003, we issued a warrant, exercisable during a five year period beginning December 2, 2003, to purchase 300,000 common shares of our stock at an exercise price of $1.15 per share to Brean Murray as compensation as our financial advisor. In June 2004, we amended the December 2, 2003 Financial Advisory Agreement with Brean Murray and Brean Murray surrendered 150,000 of the 300,000 warrants to purchase common stock (a copy of this amendment was filed as Exhibit 10.19.1 to the Company’s Form 10QSB for the quarter ended June 30, 2004).

As a component of the Placement Agent’s compensation for placing the Debentures, the Company will issue the Placement Agent warrants to purchase shares of our common stock (exercisable within four years) in a minimum amount of 5,000 of such shares in the event that subscriptions for only the minimum in principal amount of Debentures ($250,000) shall be accepted by the Company, up to 150,000 of such shares if subscriptions for the maximum in principal amount ($1,500,000) of the Debentures shall be accepted by the Company.  The Placement Agent warrants shall be issued on the Closing Date of the Series A offering and the Series A Completion Date. The exercise price of these warrants shall be equal to the price of the Company’s Common Stock on the date of issuance.

If these options or warrants are exercised, the common shares issued will be freely tradable, increasing the total number of common shares issued and outstanding.  If these shares are offered for sale in the public market, the sales could adversely affect the prevailing market price by lowering the bid price of our securities. The exercise of any of these options or warrants could also materially impair our ability to raise capital through the future sale of equity securities because issuance of the common shares underlying the options and warrants would cause further dilution of our securities. The options and warrants are subject to or contain certain anti-dilution protections that may result in the issuance of additional shares under some circumstances including, but not limited to, declaration of a dividend in common shares, or a dividend payable in a form other than common shares in an amount that has a material effect on the price of common shares, a combination or consolidation of the outstanding common shares, by reclassification or otherwise, into a lesser number of common shares, a recapitalization, a spin-off or a similar occurrence, or in the case of the warrants, a sale of our common shares, or a security convertible into common shares, for a consideration per share less than the exercise price of the warrants.

SUBSTANTIAL RESALE OF RESTRICTED SECURITIES MAY DEPRESS THE MARKET PRICE OF OUR SECURITIES.

There are 4,018,155 common shares presently issued and outstanding as of the date of this Memorandum that are “restricted securities” as that term is defined under the Securities Act of 1933, as amended, (the “Securities Act”) and that in the future may be sold in compliance with Rule 144 of the Securities Act, or pursuant to a registration statement filed under the Securities Act. Rule 144 provides that a person holding restricted securities for a period of one year or more may, in any three month period, sell those securities in unsolicited brokerage transactions or in transactions with a market maker, in an amount equal to the greater of one percent of our outstanding common shares or the average weekly trading volume for the prior four weeks. Sales of unrestricted shares by affiliates of the Company are also subject to the same limitation upon the number of shares that may be sold in any three-month period. Investors should be aware that sales under Rule 144, or pursuant to a registration statement filed under the Securities Act, may depress the market price of our Company’s securities in any market that may develop for such shares.

OUR ABILITY TO RETAIN AND ATTRACT MARKET MAKERS IS IMPORTANT TO THE CONTINUED TRADING OF OUR SECURITIES.

Our common shares trade on the NASDAQ Capital Market under the symbol “ABMC”. In the event that a sufficient number of NASD broker-dealers are unwilling to make a market in our common shares, public trading of our securities would be adversely affected or could cease entirely.

WE MAY INCUR SIGNIFICANT INCREASED COSTS IN CONNECTION WITH OUR INTERNAL CONTROLS OVER FINANCIAL REPORTING.

Our testing, or the subsequent testing by our independent registered public accounting firm, may reveal deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses. Our compliance with Section 404 of the Sarbanes-Oxley Act of 2002 may require that we incur substantial accounting expense and expend significant management efforts. We currently do not have an internal audit group, and we may need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge to ensure compliance with these regulations.

Moreover, if we are not able to comply with the requirements of Section 404 in a timely manner, or if we or our independent registered public accounting firm identify deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses, the market price of our stock could decline, and we could be subject to sanctions or investigations by the SEC or other regulatory authorities, which would require additional financial and management resources.

OUR PRODUCTS

Rapid Drug Screen®: Our primary product line, the Rapid Drug Screen, or RDS® is a patented, rapid, POCT kit that detects the presence or absence of 2 to 10 drugs of abuse simultaneously in a single urine specimen. We offer a number of standard configurations of the RDS and we can also produce, on special order, or if a market demands, tests that can screen for any quantity (from 2 to 10) or configuration of classes of drugs.

Rapid One®: Our patented Rapid One product line consists of single drug tests, each of which screens for the presence or absence of a single drug of abuse in a urine specimen. The Rapid One product line utilizes the same technology as the RDS. It includes a single dip platform, an identification and date area, and does not require the use of pipettes or reagents. The Rapid One is designed for those situations in which the person subject to substance abuse testing is known to use a specific drug.

Rapid TEC®: The patented Rapid TEC contains one or two drug testing strips and each of these strips includes the chemistry to detect more than one class of drug. The Rapid TEC is designed for those customers who require a less expensive product but still need to test for more than one drug of abuse utilizing one urine sample.

OralStat®: Our OralStat is a patent-pending, innovative POCT system for the detection of drugs of abuse in oral fluids. The technology of OralStat provides test results within minutes with enhanced sensitivity and detection comparable to laboratory based oral fluids tests. The test requires no messy saliva collection or handling. OralStat can simultaneously test for six drugs in each device.

Rapid Reader®: The Rapid Reader is a compact, portable device that captures a picture of the test results on an ABMC drug screen using a high-resolution camera. The Rapid Reader’s proprietary software analyzes this image and interprets the results. The information is then sent to a data management system, which enables the user to interpret, store, transmit and print the drug test results. The Rapid Reader system can only be used to interpret and record the results of ABMC drug screens. As of the date of this Memorandum, the Rapid Reader is the only FDA cleared drug interpretation and data management system on the market.

RDS InCup®: The RDS InCup is an all-inclusive point of collection test for drugs of abuse that incorporates collection and testing of the sample in a single device. Once the donor provides a sample, the results are available within a few minutes without any manipulation of the sample or the device.  The Company offers a number of standard versions of the RDS InCup and we can custom manufacture any configuration or combination of 2 to 12 drugs per device.

Rapid TOX®: The Rapid TOX is a cost effective drug screen in a horizontal cassette platform that simultaneously detects 2 to 10 drugs of abuse in a single urine specimen. The Rapid TOX uses the same drug testing strip that is in the Rapid TEC. Rapid TOX can be used by pipetting (dropping) a urine specimen into a channel in the cassette, or the cassette can be dipped into a urine specimen.

OralStat EX: In February 2007, we launched the OralStat EX is an oral fluid point of collection test that dramatically improves the limits of detection over other oral fluid tests on the market and was specifically designed to make both point of collection testing and confirmation testing simple. The OralStat EX is simple to perform and the results are ready to read within minutes.

Rapid STAT™: We launched the Rapid STAT in October 2007. The Rapid STAT is an oral fluid point of collection test that combines the incubation benefits of the OralStat with the Rapid TOX cassette product platform. The Rapid STAT also utilizes the same sample handling procedure of the OralStat EX, thus maximizing drug recovery and providing a transport container for confirmation of positive results. The Rapid STAT provides faster test results, making it ideal for those market applications, such as roadside testing, in which portability and time is crucial.

Rapid TOX Cup®: We launched the Rapid TOX Cup in October 2007. The Rapid TOX Cup is an all-inclusive drug testing cup. The Rapid TOX Cup doesn’t require any manipulation of the device; the donor simply provides a sample in the cup. The larger cup allows for easier specimen collection. A temperature strip is affixed to the cup to ensure specimen integrity, with the option to add an adulterant test strip. Results obtained with the Rapid TOX Cup can also be photocopied for record keeping purposes. Its fully integrated design permits collection, testing and shipment for confirmation in one device. In June 2008, we received FDA 510(k) clearance of the Rapid TOX Cup thus allowing the product to be sold in the clinical markets.

Other products

In addition to the products we manufacture, we also distribute a number of point of collection tests that detect the presence or absence of adulterants, alcohol and nicotine. These tests are manufactured by unaffiliated third parties. Two of these products are sold under our own trademarks; the Rapid AlcoTEC™ alcohol test and the Rapid Check™ test for adulterant. We do not derive a significant portion of our revenues from the sale of these products.

CONTRACT MANUFACTURING

We provide bulk strip contract manufacturing services to a number of non-affiliated POCT diagnostic companies. Currently we manufacture test components for the detection of:

•	TB (Tuberculosis: a highly contagious disease responsible for more deaths than any other infectious disease according to the World Health Organization)

•	HIV (Human Immunodeficiency Virus: the virus that causes AIDS)

•	RSV (Respiratory Syncytial Virus: the most common cause of lower respiratory tract infections in children worldwide)

•	Fetal amniotic membrane rupture

•	Lactoferin: a protein with documented anti-viral, anti-microbial, and immune modulating/enhancing effects

•	Fumonisins: environmental toxins produced by molds that grow on agricultural commodities in the field or during storage

•	Aflatoxins: potent toxic, carcinogenic, mutagenic, immunosuppressive agents, produced as secondary metabolites on a variety of food products

•	DON (deoxynivalenol): a type B trichothecene (a biological toxin) that occurs in grains such as wheat, barley, oats, rye, and maize, rice, sorghum. DON poisonings occur both in humans and farm animals

•	Ige (Immunoglobulin E): One of five classes of immunoglobulins made by humans that seems to protect against invading parasites

We do not currently derive a significant portion of our revenues from contract manufacturing.

MARKET OVERVIEW

According to an industry report distributed by Life Science Intelligence in 2007, the global POCT market will experience dramatic growth from $10.3 billion in 2005 to $18.7 billion by 2011. Our long-term objective is to provide an extensive product portfolio to this expanding POCT market. Our markets is divided into the following segments:

Corporate/Workplace

Our direct sales force and our inside sales representatives sell our products to the Corporate/Workplace market. We also have a nationwide network of distributors and administrators of workplace drug testing programs that sell our drugs of abuse product lines in this market.

Government, Corrections and Law Enforcement

Our direct and inside sales teams sell our drugs of abuse screening products in the Government, Corrections and Law Enforcement market. This market includes federal, state and county level agencies, including: correctional facilities, pretrial agencies, probation, drug courts and parole departments at the federal and state levels and juvenile correctional facilities.

Rehabilitation Centers

Our direct sales team and our network of distributors sell our products in the Rehabilitation Center market. This market for our products includes people in treatment for substance abuse.  There is a high frequency of testing in this market. For example, in many residence programs, patients are tested each time they leave the facility and each time they return. In outpatient programs, patients are generally tested on a weekly basis.

International Markets

We sell our products primarily through distributors in the International market. We have entered into distribution agreements (exclusive and non-exclusive) with companies in several countries and are pursuing a course of multinational distribution of our products through both clinical and non-clinical distribution companies.

Clinics, Physicians, and Hospitals

The Clinic, Physician and Hospital market includes emergency rooms, physician offices, hospitals and clinics and rehabilitation facilities associated with hospitals. Our products are ideal for this market as they provide accurate results when time is critical. In August 2006, we announced that we entered into a non-exclusive Supply Agreement with Nanogen (NASDAQ:NGEN) under which Nanogen will market our point of collection drug tests, under their own brand name, to customers in hospital-related markets. In October 2007, we shipped our first order of product to Nanogen and they launched the product in November 2007. As of the date of this Memorandum, it is too early to predict the impact that sales of this product will have on our sales in the Clinic, Physician and Hospital market.

Educational Market

We believe our products could be an integral part of helping schools implement testing programs due to their ease of use and immediate, accurate results. We have not yet focused considerable sales and marketing efforts in the Educational market therefore sales in this market are currently minimal. The Company may expand its efforts in the future and derive more significant sales from this market in the future.

Consumer/Over-the-Counter

As of the date of this Memorandum, our point of collection drug tests are not currently available for sale in this market, as we have not yet received the necessary marketing clearance from the Food and Drug Administration (“FDA”).

Additional Markets

We believe that the Department of Transportation (“DOT”) and the federally regulated markets could be a future market for our products. Presently, the DOT market is not available to any point of collection drug of abuse testing device.  Federal law requires that anyone with a commercial driver’s license be randomly tested for use of drugs of abuse and that certified laboratories be used in these testing situations.

MANUFACTURING/PROPERTY

In November 2001, we purchased our Kinderhook, New York facility and the surrounding 107 acres. On March 31, 2003 the Company sold approximately 85 acres of land at its Kinderhook headquarters for $150,000. We currently have a mortgage in the amount of $775,000 with First Niagara Financial Group (“FNFG”). We currently lease 14,400 square feet of space for our New Jersey facility. Our facility in Kinderhook, New York houses assembly and packaging of our products in addition to the company’s administration. We continue to outsource the printing and manufacture of plastic components used in our products.  We manufacture all of our own individual test strips and we manufacture test strips for unaffiliated third parties at our R&D and bulk manufacturing facility in Logan Township, New Jersey. We contract with a third party for the manufacture of the Rapid Reader product.

HEADQUARTERS AND WEBSITE

Our headquarters are located at 122 Smith Road, Kinderhook, New York 12106. Our phone numbers are (800) 227-1243 and (518) 758-8158. Our website is www.abmc.com. The information on our website is not a part of these offering materials.

SUMMARY OF HISTORICAL FINANCIAL DATA

Statements of Operations
	For the year ended December 31,
	2007	2006	2005

Net Sales	$13,872,000	$13,838,000	$13,015,000
Cost of Goods	8,141,000	7,035,000	6,970,000
Gross Profit	5,731,000	6,803,000	6,045,000

Operating Expenses:
Research and Development	669,000	606,000	683,000
Selling and Marketing	3,091,000	3,325,000	3,345,000
General and Administrative	2,827,000	2,621,000	2,357,000
Total Operating Expenses	6,587,000	6,552,000	6,385,000

Operating Income/(Loss)	(856,000)	251,000	(340,000)

Other Income/(Expense)	(131,000)	(50,000)	(35,000)
Income/(Loss) Before Tax	(987,000)	201,000	(375,000)
Income Tax	(3,000)	(5,000)	(1,000)
Net Income/(Loss) After Tax	$(990,000)	$196,000	$(376,000)
Basic and Diluted Income/(Loss) per share	$(0.05)	$0.01	$(0.02)
Weighted Average Shares Outstanding-basic	21,737,000	21,484,000	21,310,000
Dilutive Effect of Options & Warrants		89,000	122,000
Weighted Average Shares Outstanding-diluted	21,737,000	21,573,000	21,432,000

Balance Sheets
	March 31, 2008 (unaudited)	December 31, 2007

Cash and Cash Equivalents	$377,000	$336,000
Working Capital	$3,875,000	$4,017,000
Total Assets	$9,320,000	$9,150,000
Total Liabilities	$4,423,000	$4,054,000
Stockholders’ Equity	$4,897,000	$5,096,000

USE OF PROCEEDS

The net proceeds to the Company, if the Series A Debentures are fully subscribed, are expected to be approximately $650,000, after deducting the Placement Agent fee of $52,500 (7% of the gross proceeds) and estimated offering expenses. If the Series B offering is completed and fully subscribed, the net additional proceeds to the Company are expected to be approximately $650,000, after deducting the Placement Agent fee of $52,500 and estimated offering expenses. We intend to use the net proceeds from both the Series A Debentures and Series B Debentures (if offered) for working capital. We reserve the right to change the use of proceeds if unanticipated developments in our business, or changes in economic, regulatory or competitive conditions make shifts in the allocation of net proceeds necessary or desirable.

PRICE RANGE OF COMMON SHARES

Our common shares trade on the National Association of Securities Dealers Automated Quotation System Capital Market (NASDAQ Capital Market) under the symbol ABMC.

From January 1, 2006 through August 21, 2006 our common stock purchase warrants (“warrants”) traded on the NASDAQ Capital Market under the symbol ABMCW. The common stock purchase warrants expired on August 22, 2006 and ceased trading.

The following table sets forth the high and low sale prices of our securities as reported by the NASDAQ Capital Market for the periods indicated.

Common Shares

Fiscal year ending December 31, 2007	High	Low

Quarter ending December 31, 2007	$1.00	$0.36
Quarter ending September 30, 2007	$1.43	$0.94
Quarter ending June 30, 2007	$1.31	$0.90
Quarter ending March 31, 2007	$1.33	$0.89

Fiscal year ending December 31, 2006	High	Low

Quarter ending December 31, 2006	$0.99	$0.87
Quarter ending September 30, 2006	$1.03	$0.85
Quarter ending June 30, 2006	$1.17	$0.87
Quarter ending March 31, 2006	$1.15	$0.87

Fiscal quarter ending March 31, 2008	High	Low

Quarter ending March 31, 2008	$0.98	$0.46

Warrants

Fiscal year ending December 31, 2006	High	Low

Quarter ending December 31, 2006	NA	NA
Quarter ending September 30, 2006(1)	$0.17	$0.01
Quarter ending June 30, 2006	$1.00	$0.03
Quarter ending March 31, 2006	$0.40	$0.03

(1) Notes trading July 1, 2006 through August 21, 2006. Common stock purchase warrants that had been trading expired on August 22, 2006. Actual last date of trading due to expiration was August 17, 2006.

OFFICERS AND SENIOR MANAGEMENT

Name	Age	Position(s) held	Since
Stan Cipkowski	60	Chief Executive Officer/Director	1986
Edmund M. Jaskiewicz	84	President	1992
Martin R. Gould	56	CSO, Exec Vice Pres., Technology	1998
Stefan Parker	39	CFO, Exec. Vice Pres. Finance, Treasurer	2007
Douglas Casterlin	61	Exec. Vice President, Operations	2008
Todd Bailey	37	Vice President, Sales & Marketing	2001
Melissa A. Waterhouse	37	VP, Chief Compliance Officer, Corp Secretary	1997

Stan Cipkowski founded our predecessor in 1982. He has been a member of our Board of Directors since our incorporation in April 1986 and was Chief Executive Officer until January 2001.  He was re-appointed Chief Executive Officer in September 2004 and continues to serve in that capacity. From January 2001 through July 2003, Mr. Cipkowski served as an Executive Vice President of the Company. Mr. Cipkowski remained an employee of the Company after his resignation as Executive Vice President before re-assuming the position of Chief Executive Officer in September 2004. He reorganized the Company as American Bio Medica Corporation in 1992 and is the inventor of the Rapid Drug Screen®. Mr. Cipkowski attended Mater Christi Seminary and St. Louis University from 1965 to 1969.

Edmund M. Jaskiewicz has been one of our directors since 1992 and served as our Chairman of the Board of Directors from 1992 until 1999.  He was appointed President in September 2003 and was re-appointed Chairman of the Board in September 2004 and continues to serve in that capacity. Mr. Jaskiewicz is a lawyer-engineer.  He has practiced international patent and corporate law as a sole practitioner since 1963. He received his J.D. in 1952 from George Washington University Law School and his B.S. in Engineering from the University of Connecticut in 1947.

Martin R. Gould joined us in 1998. He was appointed our Executive Vice President, Technology in 2003 and currently also services as our Chief Science Officer. Prior to becoming our CSO, he was our Vice President of Technology. Mr. Gould is a biomedical scientist with more than 35 years of experience in the diagnostic and chemical fields. He has an extensive background in research and development, manufacturing, quality control/assurance, as well as business development and sales and marketing. Mr. Gould served as Vice President and General Manager of Neogen Corp. (NASDAQ:NEOG) until 1997. Mr. Gould received a Masters in Biomedical Science and Biomedical Engineering from Drexel University in 1982, and a BS degree from Delaware Valley College in 1973.

Stefan Parker joined us in March 2005 as our Controller. Upon the resignation of our former Chief Financial Officer, he was appointed interim CFO in July 2007 and appointed CFO and EVP Finance in August 2007. Prior to joining the Company, Mr. Parker spent four years with Mechanical Technology, Inc. as Accounting Manager. Mr. Parker obtained his bachelors degree in finance from Siena College.

Douglas Casterlin joined us in April 2008. From September 2004 until April 2008, Mr. Casterlin was employed by Beacon Group SW, Inc as its Vice President, Business Operations. Prior to his position at Beacon Group SW, Inc., Mr. Casterlin served as the Company’s Executive Vice President, Operations from May 1997 to January 2004. Mr. Casterlin studied Engineering at Lehigh University from 1965 to 1966 and received his B.A. degree in Psychology in 1973 from the State University of New York at New Paltz.

Todd Bailey joined us in April 2001 as a Director of Business Development and subsequently was promoted to Director of National Accounts. In September 2003, he was appointed Vice President of Sales & Marketing. Prior to joining us, Mr. Bailey was Substance Abuse Account Manager for Roche Diagnostics Corporation where he was responsible for territory sales of point-of-collection tests for drugs of abuse to Fortune 500 manufacturers and state agencies. Mr. Bailey received a B.S. in communications from St. Cloud University in 1994.

Melissa A. Waterhouse joined us in 1997. Since that time she has held various management positions in Investor Relations, Marketing and Public Relations. She was appointed our Corporate Secretary in September 2003. She currently serves as Vice President and Chief Compliance Officer.

SUMMARY COMPENSATION OF EXECUTIVE OFFICERS

The following table sets forth for fiscal years ended December 31, 2007 and December 31, 2006, the compensation paid by the Company to its Chief Executive Officer, Chief Financial Officer, former Chief Financial Officer, and Chief Science Officer/Executive Vice President, Technology.

SUMMARY COMPENSATION TABLE(1)

Name and principal position	Year		Salary ($)		Bonus		Option Awards ($)		All Other Compensation ($)		Total ($)
Stan Cipkowski	12/31/07		$205,900	(2)	$0		$0		$23,000	(3)	$228,900
Chief Executive Officer	12/31/06		$197,600		$0		$0		$23,400	(4)	$221,000

Keith E. Palmer(5)	12/31/07		$86,700	(6)	$0		$0		$12,300	(7)	$99,000
Chief Financial Officer	12/31/06		$142,800	(8)	$0		$60,800	(9)	$21,000	(10)	$224,600
Exec VP Finance

Martin R. Gould	12/31/07		$148,000	(11)	$0		$0		$10,900	(12)	$158,900
Chief Science Officer	12/31/06		$130,000		$0		$0		$11,500	(13)	$141,500
Exec VP Technology

Stefan Parker(14)	12/31/07		$98,000	(15)	$10,000	(16)	$0		$10,300	(17)	$118,300
Chief Financial Officer
Exec VP Finance

Douglas Casterlin	12/31/07	(18)	—		—		—		—		—

1)
There were no amounts paid to the named executive officers related to Stock Awards, Non-Equity Incentive Plan Compensation or Nonqualified Deferred Compensation Earnings, therefore these portions of the table have been omitted.

2)	Pursuant to his employment agreement, Mr. Cipkowski’s annual salary for the fiscal year ended December 31, 2007 was $205,900.
3)
Includes: car allowance of $9,400, $11,500 for health insurance premiums, and $1,000 for a club membership paid by the Company. Also included is $1,100 for premiums, paid by the Company for Mr. Cipkowski’s benefit, for long-term disability and life insurance, both of which are provided to all employees of the Company.

4)
Includes: car allowance of $9,100, $12,000 for health insurance premiums, and $1,000 for a club membership paid by company. Also included is $1,300 for premiums, paid by the Company for Mr. Cipkowski’s benefit, for long-term disability and life insurance, both of which are provided to all employees of the Company.

5)	Mr. Palmer resigned as Chief Financial Officer and Executive Vice President, Finance of the Company effective July 9, 2007.
6)	Pursuant to his employment agreement, Mr. Palmer’s salary for the fiscal year ended December 31, 2007 was $149,000.
7)
Includes: car allowance of $5,100 and $6,600 for health and dental insurance premiums. Also included is $600 for premiums, paid by the Company for Mr. Palmer’s benefit, for long-term disability and life insurance, both of which are provided to all employees of the Company.

8)	Pursuant to his employment agreement, Mr. Palmer’s annual salary for the fiscal year ended December 31, 2007 was $143,000.
9)
Mr. Palmer’s option grants representing 41,500 (issued April 25, 2001) and 30,500 (issued April 30, 2001), both with exercise prices of $0.94, naturally expired on April 25, 2006 and April 30, 2006 respectively.  Mr. Palmer was issued a new grant representing 72,000 common shares on June 13, 2006 at an exercise price of $1.05. This grant vested 100% on June 13, 2007.

10)
Includes: car allowance of $8,400 and $11,500 for health and dental insurance premiums paid by the Company. Also includes $1,100 for premiums, paid by the Company, for Mr. Palmer’s benefit, for long-term disability and life insurance, both of which are provided to all employees of the Company.

11)	Pursuant to this employment agreement, Mr. Gould’s annual salary for the fiscal year ended December 31, 2007 was $149,000.
12)	Includes: car allowance of $9,900. Also includes $1,000 for premiums, paid by the Company, for long-term disability and life insurance, both of which are provided to all employees of the Company.
13)
Includes: car allowance of $10,500 and $1,000 for premiums, paid by the Company, for Mr. Gould’s benefit, for long-term disability and life insurance, both of which are provided to all employees of the Company.

14)	Mr. Parker was appointed interim Chief Financial Officer effective July 9, 2007, and appointed Chief Financial Officer and Executive Vice President, Finance effective August 22, 2007.
15)
Upon Mr. Parker’s appointment as interim Chief Financial Officer, he received an annual salary of $110,000 and annual car allowance of $10,000 paid monthly. Pursuant to his employment agreement, Mr. Parker’s annual salary for fiscal year ended December 31, 2007 was $120,000.

16)	Mr. Parker received this bonus upon the timely filing of the Company’s Quarterly Report on Form 10-QSB for the fiscal quarter ending June 30, 2007.
17)
Includes: car allowance of $4,200 and $5,400 for health insurance premiums. Also included is $700 for premiums, paid by the Company for Mr. Parker’s benefit, for long-term disability and life insurance, both of which are provided to all employees of the Company.

18)	Mr. Casterlin was appointed as Executive Vice President, Operations effective April 28, 2008. He receives an annual salary of $149,000 and an annual car allowance of $10,000 paid monthly.

PRINCIPAL STOCKHOLDERS

The following table sets forth, as of April 21, 2008, the beneficial ownership of the Company's common shares by each of our executive officers and directors and each shareholder, known to management of the Company, to beneficially own more than five percent (5%) of the outstanding common shares.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership *		Percent of Class
Common	Stan Cipkowski C/O 122 Smith Road Kinderhook, NY 12106	2,331,500	(1)	10.3%
Common	Edmund M. Jaskiewicz C/O 122 Smith Road Kinderhook, NY 12106	2,068,155	(2)	9.5%
Common	Martin R. Gould C/O 122 Smith Road Kinderhook, NY 12106	365,000	(3)	1.7%
Common	Richard P. Koskey C/O 122 Smith Road Kinderhook, NY 12106	118,750	(4)	**
Common	Daniel W. Kollin C/O 122 Smith Road Kinderhook, NY 12106	75,750	(5)	**
Common	Anthony G. Costantino C/O 122 Smith Road Kinderhook, NY 12106	62,000	(6)	**
Common	Carl A. Florio C/O 122 Smith Road Kinderhook, NY 12106	61,830	(7)	**
Common	Stefan Parker C/O 122 Smith Road Kinderhook, New York 12106	25,000	(8)	**
Common	Jean Neff C/O 122 Smith Road Kinderhook, NY 12106	0		0%
Common	Marathon Capital Management 4 N Park Drive, Suite 106 Hunt Valley, MD 21030	1,539,229		7.1%
Common	Directors and Executive Officers as a group (9 persons)	5,107,985	(9)	21.8%

Unless otherwise noted, the number of shares noted for each individual is based upon information obtained from their Section 16(a) or Rule 13d filings with the United States Securities and Exchange Commission.
**	Less than one percent (1%).

(1)	Includes 838,500 common shares subject to stock options exercisable within 60 days of April 21, 2008.
(2)	Includes 151,500 common shares subject to stock options exercisable within 60 days of April 21, 2008.
(3)	Includes 360,000 common shares subject to stock options exercisable within 60 days of April 21, 2008.
(4)	Includes 98,750 common shares subject to stock options exercisable within 60 days of April 21, 2008.
(5)	Includes 75,750 common shares subject to stock options exercisable within 60 days of April 21, 2008.
(6)	Includes 62,000 common shares subject to stock options exercisable within 60 days of April 21, 2008.
(7)	Includes 49,830 common shares subject to stock options exercisable within 60 days of April 21, 2008.
(8)	Includes 25,000 common shares subject to stock options exercisable within 60 days of April 21, 2008.
(9)	Includes an aggregate of 1,661,330 common shares subject to stock options exercisable within 60 days of April 21, 2008.

OUR SECURITIES

Common & Preferred Shares: The Company’s authorized capital stock consists of 50,000,000 common shares, $0.01 par value each, of which 21,744,768 are issued and outstanding as of the date of this Memorandum, and 5,000,000 preferred shares, $0.01 par value each, of which 0 are issued and outstanding as of the date of this Memorandum.

Warrants: On December 2, 2003, we issued a warrant, exercisable during a five year period beginning December 2, 2003, to purchase 300,000 common shares of our stock at an exercise price of $1.15 per share to Brean Murray as compensation as our financial advisor. In June 2004, we amended the December 2, 2003 Financial Advisory Agreement with Brean Murray and Brean Murray surrendered 150,000 of the 300,000 warrants to purchase common stock (a copy of this amendment was filed as Exhibit 10.19.1 to the Company’s Form 10QSB for the quarter ended June 30, 2004). As of the date of this Memorandum, there are 150,000 warrants outstanding.

Options: The Company currently has two nonstatutory Stock Option Plans providing for options grants to employees, directors, and consultants. As of the date of this Memorandum, there were 3,768,080 options issued and outstanding under both plans combined, all of which are currently exercisable. As of December 31, 2007, there were 9,500 options available for issuance under the Fiscal 2000 Plan and 739,420 options available for issuance under the Fiscal 2001 Plan.

DILUTION

As of the date of this Memorandum, 21,744,768 common shares were issued and outstanding.  If the Series A Debentures are fully subscribed and the maximum number of Placement Agent warrants are issued and thereafter converted to common shares, 22,569,768 shares will be issued and outstanding. If the Series B Debentures are offered and fully subscribed and the maximum number of Placement Agent warrants are issued and thereafter converted to common shares, 23,394,768 shares will be issued and outstanding. If both the Series A Debentures and the Series B Debentures are fully subscribed and the maximum number of Placement Agent warrants are issued and thereafter converted and all other options and warrants outstanding are exercised, 27,312,848 common shares will be issued and outstanding.

PLAN OF DISTRIBUTION

The Company has retained Cantone Research, Inc. (the “Placement Agent”) to act as its agent in connection with arranging the private placement of the Debentures offered hereby.

The Placement Agent will offer Series A Debentures up to $750,000 in principal amount, for which it will receive a commission of 7% of the aggregate gross proceeds of the sales of Series A Debentures. If the Series B offering is undertaken, the Placement Agent will offer the remaining $750,000 principal amount of Debentures for which it will receive a further commission of 7% of the aggregate gross proceeds on the sales of Series B Debentures.

In addition, the Company will issue the Placement Agent warrants to purchase shares of our common stock (exercisable within four years) in a minimum amount of 25,000 of such shares in the event that subscriptions for only the minimum in principal amount of Debentures ($250,000) shall be accepted by the Company, up to 150,000 of such shares if subscriptions for the maximum in principal amount ($1,500,000) of the Debentures shall be accepted by the Company.  The Placement Agent warrants shall be issued on the Closing Date of the Series A offering and the Series A Completion Date. The exercise price of this warrants shall be equal to the price of the Company’s Common Stock on the date of issuance. The Placement Agent warrants shall be issued on the Closing Date of the Series B offering and the Series B Completion Date. The exercise price of this warrants shall be equal to the price of the Company’s Common Stock on the date of issuance.

The Company has also agreed to reimburse the Placement Agent for reasonable out-of-pocket expenses incurred in connection with this Offering. Such expenses shall not exceed $5,000. The Company has also paid the Placement Agent $15,000 for due diligence fees associated with this offering and has reimbursed the Placement Agent an additional $5,000 for legal fees.

The Series A Debentures are expected to be offered until approximately July 28, 2008; however, the Company and the Placement Agent reserve the right to extend the offering period upon mutual consent.

FINANCIAL STATEMENTS
(unaudited)
American Bio Medica Corporation
Balance Sheets

	March 31,	December 31,
	2008	2007
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$377,000	$336,000
Accounts receivable - net of allowance for doubtful accounts of $105,000 at both March 31, 2008 and December 31, 2007	1,508,000	1,365,000
Inventory – net of reserve for slow moving and obsolete inventory of $250,000 at both March 31, 2008 and December 31, 2007	5,073,000	4,994,000
Prepaid and other current assets	177,000	181,000
Total current assets	7,135,000	6,876,000

Property, plant and equipment, net	2,178,000	2,267,000
Other assets	7,000	7,000
Total assets	$9,320,000	$9,150,000

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$1,639,000	$1,403,000
Accrued expenses	425,000	220,000
Wages payable	340,000	332,000
Patent sublicense current		50,000
Line of credit	723,000	723,000
Current portion of long term debt	123,000	121,000
Current portion of unearned grant	10,000	10,000
Total current liabilities	3,260,000	2,859,000

Other liabilities	48,000	48,000
Long-term debt	1,075,000	1,107,000
Unearned grant	40,000	40,000
Total liabilities	4,423,000	4,054,000

COMMITMENTS AND CONTINGENCIES

Stockholders' equity:
Preferred stock; par value $.01 per share; 5,000,000 shares authorized, none issued and outstanding at March 31, 2008 and December 31, 2007
Common stock; par value $.01 per share; 50,000,000 shares authorized; 21,744,768 issued and outstanding at both March 31, 2008 and December 31, 2007	217,000	217,000
Additional paid-in capital	19,267,000	19,267,000
Accumulated deficit	(14,587,000)	(14,388,000)

Total stockholders’ equity	4,897,000	5,096,000

Total liabilities and stockholders’ equity	$9,320,000	$9,150,000

The accompanying notes are an integral part of the financial statements

American Bio Medica Corporation
 Statements of Operations
(Unaudited)

	For The Three Months Ended
	March 31
	2008	2007

Net sales	$3,299,000	$3,175,000

Cost of goods sold	1,872,000	1,916,000

Gross profit	1,427,000	1,259,000

Operating expenses:
Research and development	138,000	169,000
Selling and marketing	768,000	692,000
General and administrative	683,000	672,000
	1,589,000	1,533,000

Operating loss	(162,000)	(274,000)

Other income (expense):
Interest income	1,000	4,000
Interest expense	(34,000)	(27,000)
Other expense	(4,000)
	(37,000)	(23,000)

Loss before tax	(199,000)	(297,000)

Income tax

Net loss after tax	$(199,000)	$(297,000)

Basic and diluted loss per common share	$(0.01)	$(0.01)

Weighted average number of shares outstanding – basic & diluted	21,744,768	21,719,768

The accompanying notes are an integral part of the financial statements

American Bio Medica Corporation
 Statements of Cash Flows
(Unaudited)

	For The Three Months Ended
	March 31,
	2008	2007
Cash flows from operating activities:
Net loss	$(199,000)	$(297,000)
Adjustments to reconcile net loss to net cash provided by / (used in) operating activities:
Depreciation	92,000	117,000
Loss on disposal of fixed assets	4,000
Non-cash compensation expense		16,000
Changes in:
Accounts receivable	(143,000)	(12,000)
Inventory	(79,000)	(253,000)
Prepaid and other current assets	4,000	(62,000)
Accounts payable	236,000	79,000
Accrued expenses	205,000	(199,000)
Other liabilities	(50,000)
Wages payable	8,000	(2,000)
Net cash provided by / (used in) operating activities	78,000	(613,000)

Cash flows from investing activities:
Purchase of property, plant and equipment	(7,000)	(460,000)
Net cash used in investing activities	(7,000)	(460,000)

Cash flows from financing activities:
Debt payments	(30,000)	(20,000)
Proceeds from debt financing		539,000
Proceeds from line of credit		500,000
Line of credit payments		(120,000)
Net cash (used in) / provided by financing activities	(30,000)	899,000

Net increase / (decrease) in cash and cash equivalents	41,000	(174,000)
Cash and cash equivalents - beginning of period	336,000	641,000

Cash and cash equivalents - end of period	$377,000	$467,000

Supplemental disclosures of cash flow information
Cash paid during period for interest	$34,000	$27,000

The accompanying notes are an integral part of the financial statements

Notes to financial statements (unaudited)

March 31, 2008

Note A - Basis of Reporting

The accompanying unaudited financial statements of American Bio Medica Corporation (the “Company”) have been prepared in accordance with generally accepted accounting principles in the United States of America for interim financial information and in accordance with the instructions to Form 10-Q and Regulation S-X. Accordingly, they do not include all information and footnotes required by generally accepted accounting principles for complete financial statement presentation. In the opinion of management, the financial statements include all normal, recurring adjustments, which are considered necessary for a fair presentation of the financial position of the Company at March 31, 2008, and the results of its operations for the three month periods ended March 31, 2008 and March 31, 2007, and cash flows for the three-month periods ended March 31, 2008 and 2007.

Operating results for the three months ended March 31, 2008 are not necessarily indicative of results that may be expected for the year ending December 31, 2008. Amounts at December 31, 2007 are derived from the Company’s audited financial statements. For further information, refer to the audited financial statements and notes thereto included in the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2007.

During the three months ended March 31, 2008, there were no significant changes to the Company's critical accounting policies, which are included in the Company's Annual Report on Form 10-KSB for the year ended December 31, 2007.

The preparation of these financial statements requires the Company to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, the Company evaluates its estimates, including those related to product returns, bad debts, inventories, income taxes, warranty obligations, and contingencies and litigation. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

These unaudited financial statements have been prepared assuming that the Company will continue as a going concern and, accordingly, do not include any adjustments that might result from the outcome of this uncertainty. The Company's independent registered public accounting firm's report of the financial statements included in the Company's Annual Report on Form 10-KSB for the year ended December 31, 2007, contained an explanatory paragraph regarding the Company's ability to continue as a going concern.

Note B – Net Income/(Loss) Per Common Share

Basic net income or loss per share is calculated by dividing the net income or loss by the weighted average number of outstanding common shares during the period. Diluted net income or loss per share includes the weighted average dilutive effect of stock options and warrants.

Potential common shares outstanding as of March 31, 2008 and 2007:

	March 31, 2008	March 31, 2007
Warrants	150,000	150,000
Options	3,768,080	3,993,080

For the three months ended March 31, 2008 and March 31, 2007, the number of securities not included in the diluted EPS because the effect would have been anti-dilutive were 3,918,080 and 4,143,080 respectively.

Note C – Litigation

The Company has been named in legal proceedings in connection with matters that arose during the normal course of its business, and that in the Company’s opinion are not material.  While the ultimate result of any litigation cannot be determined, it is management’s opinion, based upon consultation with counsel, that it has adequately provided for losses that may be incurred related to these claims.  If the Company is unsuccessful in defending any or all of these claims, resulting financial losses could have an adverse effect on the financial position, results of operations and cash flows of the Company.

Note D – Reclassifications

Certain items have been reclassified to conform to the current presentation.

Note E – Lines of Credit and Long Term Debt

On November 6, 2006, the Company obtained a real estate mortgage related to its facility in Kinderhook, New York. The loan through First Niagara Financial Group (“FNFG”) is in the amount of $775,000 and has a term of ten (10) years with a twenty (20) year amortization. The interest rate is fixed at 7.50% for the first five (5) years. Beginning with year six (6) and through the end of the loan term, the rate changes to 2% above the Federal Home Loan Bank of New York five (5) year term, fifteen (15) year Amortization Advances Rate. The loan is collateralized by the Company's facility in Kinderhook, New York and its personal property.  The amount outstanding on this mortgage at March 31, 2008, was $753,000.

The Company has a line of credit with FNFG. The maximum amount available under this line of credit is $875,000. The maximum available line of $875,000 is not to exceed 70% of accounts receivable less than 60 days.  The purpose of the line of credit is to provide working capital. The interest rate is .25% above the FNFG prime rate. The Company is required to maintain certain financial covenants such as net worth (stockholders’ equity) greater than $5 million and working capital greater than $4 million.  Further, the Company is required to maintain a minimum Debt Service Coverage Ratio of not less than 1.2:1.0 measured at each fiscal year end beginning December 31, 2006.  Debt Service Coverage Ratio is defined as Net Operating Income divided by annual principal and interest payments on all loans relating to subject property. . There is no requirement for annual repayment of all principal on this line of credit; it is payable on demand.  The amount outstanding on this line of credit at March 31, 2008 was $690,000.

The Company obtained an additional line of credit from FNFG for $75,000 during the first quarter of 2006. The line of credit is to be used exclusively for payments on a sublicense agreement entered into during the first quarter of 2006. The interest rate is .50% above the FNFG prime rate and principal may be repaid at any time and borrowed again as needed. There is no requirement for annual repayment of all principal on this line of credit. The amount outstanding on this line of credit at March 31, 2008 was $33,000.

On January 22, 2007, the Company entered into a Term Note (the “Note”) with FNFG in the amount of $539,000. The term of the Note is five (5) years with a fixed interest rate of 7.17%. The Company’s monthly payment is $10,714 and payments commenced on February 1, 2007, with the final payment being due on January 1, 2012. The Company has the option of prepaying the Note in full or in part at any time during the term without penalty. There were no closing costs associated with this Note.  The loan is secured by Company assets now owned or to be acquired. The proceeds received were used for the purchase of three (3) pieces of automation equipment to enhance the Company's manufacturing process in its New Jersey facility. The amount outstanding on this Note at March 31, 2008 was $430,000.

At March 31, 2008, the Company is not in compliance with the financial covenants under the line of credit agreement. On April 30, 2008, the Company was notified by FNFG that the Company was in violation of the minimum debt service coverage ratio covenant, and that FNFG has the right to declare all obligations of the Company to FNFG immediately due and payable.  The total amount of these obligations outstanding as of April 30, 2008 was $1,897,347.43.  The Company has requested, and FNFG is willing to forbear, until May 21, 2008, from exercising its rights and remedies with respect to the Company’s default. On or before May 21, 2008, the Company expects to enter into a forbearance agreement with FNFG that would expire July 31, 2008.

On May 8, 2007, the Company purchased a copier through an equipment lease with RICOH in the amount of $17,000.  The term of the lease is five (5) years with an interest rate of 14.11%.  The amount outstanding on this lease at March 31, 2008 was $15,000.

Note F –Sublicense Agreement

On February 28, 2006, the Company entered into a non-exclusive Sublicense Agreement (the “Agreement”) with an unaffiliated third party related to certain patents allowing us to expand our contract manufacturing operations. Under this Sublicense Agreement, the Company must pay a non-refundable fee of $175,000 over the course of 2 years, of which $75,000 was paid in the first quarter of 2006 and $50,000 was paid in the first quarter of 2007.  The remaining $50,000 was paid in the first quarter of 2008. The Company is also required to pay royalties for products it manufactures that fall within the scope of these patents. The Company was not obligated to pay any royalties in 2006 or 2007. Beginning with the year ended December 31, 2007, the Company is obligated to pay a $20,000 annual minimum royalty (“MAR”) that can be applied against royalties on sales of products that fall within the scope of the sublicensed patents in the fiscal year ending December 31, 2008. The first MAR payment was made in January 2008 and there were not any sales of products made in the three months ended March 31, 2008 that would be applied against the MAR.

Note G – Integrated Biotechnology Agreement

In March 2006, the Company entered into a royalty agreement with Integrated Biotechnology Corporation (“IBC”). IBC is the owner of the RSV (Respiratory Syncytial Virus) test that the Company manufactures for one of IBC’s distributors. The agreement was entered into to address amounts that IBC owed to the Company at the end of fiscal year 2005, and to streamline the order and fulfillment process of IBC’s RSV product. All outstanding amounts due to the Company were satisfied by the end of the third quarter of 2007. The Company continues to work directly with IBC’s distributor under the agreement and pay a 20% royalty of total sales to IBC. During the first quarter of 2008, IBC earned royalties in the amount of $20,000.

 Note H – Stock Option Grants

In June 2006, the Company’s Board of Directors granted a stock option to purchase 72,000 shares of the Company’s common stock to the Company’s then Chief Financial Officer, and an option to purchase 3,000 shares of the Company’s common stock to an employee in the Company’s R&D division. Both option grants have exercise prices of $1.05 (the closing price of the Company’s common shares on the date of grant) and vested 100% on the one-year anniversary of the date of the grant (although the options granted to the former Chief Financial Officer expired in January 2008). In accordance with FAS 123(R), the Company recognized $63,347 in non-cash compensation expense related to these grants from June 2006 through May 2007.  Included in the three months ended March 31, 2007 is $16,000 of this non-cash compensation expense.

Note I – Employment Agreements

The Company has entered into employment agreements with its Chief Executive Officer Stan Cipkowski, Chief Science Officer Martin R. Gould and Chief Financial Officer Stefan Parker providing for aggregate annual salaries of $475,000.  The agreement with Chief Executive Officer Cipkowski provides for a $206,000 annual salary, is for a term of one year and automatically renews unless either party gives advance notice of 60 days.  The agreement with Chief Science Officer Gould provides for a $149,000 annual salary, is for a term of one year and automatically renews unless either party gives advance notice of 60 days. The agreement with Chief Financial Officer Parker provides for a $120,000 annual salary, is for a term of one year and automatically renews unless either party gave advance notice of 60 days. Effective April 28, 2008, the Company entered into an employment agreement with Douglas Casterlin who was appointed to Executive Vice President, Operations. The agreement provides for a $149,000 annual salary, is for a term of one year and automatically renews unless either party gives advance notice of 60 days. Copies of Cipkowski and Gould’s employment agreements were filed as exhibits to its Quarterly Report on Form 10-QSB filed with the Securities and Exchange Commission (the “Commission”) on August 13, 2007. A copy of Parker’s employment agreement was filed as an exhibit to the Company’s Current Report on Form 8K filed with the Commission on August 24, 2007. A copy of Casterlin’s employment agreement was filed as an exhibit to the Company’s Current Report on Form 8-K filed with the Commission on May 1, 2008

AMERICAN BIO MEDICA CORPORATION

Stan Cipkowski
Chief Executive Officer